SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                         DATED SEPTEMBER 1, 1999 BETWEEN
                                THE PILLAR FUNDS
                                       AND
                      SEI INVESTMENTS MUTUAL FUND SERVICES

Pursuant to Article 4, Section A, the Trust shall pay the Administrator compensation which is calculated daily and paid monthly at an annual rate on all Portfolios,except the Institutional Select Money Market and U.S. Treasury Securities Plus Money Market Portfolios (collectively, the "Designated Portfolios"), as follows:

Aggregate Net Assets of
ALL PORTFOLIOS         AGGREGATE COMPENSATION

First $3.5 billion    .20% of average daily net assets of the Designated Portfolios
Next $1.5 billion     .16% of average daily net assets of the Designated Portfolios
Next $1.5 billion     .14% of average daily net assets of the Designated Portfolios
Over $6.5 billion     .12% of average daily net assets of the Designated Portfolios

The compensation paid to the Administrator with respect to the Designated Portfolios shall be calculated by aggregating the amounts due the Administrator with respect to each level of the foregoing schedule. For example, in the event the aggregate net assets of all Portfolios are equal to $4.0 billion, the Administrator shall receive .20% of the first $3.5 billion of the average daily net assets of the Designated Portfolios plus .16% of the remaining $.5 billion of the average daily net assets of the Designated Portfolios.

With regard to Institutional Select Money Market Portfolio ("ISMMP"), the Trust shall pay the Administrator as follows:


Aggregate Net Assets of
ALL PORTFOLIOS        AGGREGATE COMPENSATION

First $3.5 billion .10% Of average daily net assets of the ISMMP Next $1.5 billion .08% Of average daily net assets of the ISMMP Next $1.5 billion .07% Of average daily net assets of the ISMMP Over $6.5 billion .06% Of average daily net assets of the ISMMP


With regard to U.S. Treasury Securities Plus Money Market Portfolio, the Trust shall pay the Administrator .35% of the average daily net assets of the Portfolio.


Notwithstanding the foregoing schedule, in the event that the Administrator at any time administers for the Trust more than 47 CUSIP numbers, the minimum annual compensation payable with respect to each additional Portfolio shall be $50,000 for the initial class, plus $10,000 for each additional class.